Exhibit 4.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM

TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXECUTION VERSION

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) IN COMPLIANCE WITH AN EXEMPTION THEREFROM AND ACCOMPANIED, IF REQUESTED BY THE ISSUER, WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH AN EXEMPTION THEREFROM.

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN ARTICLE II OF THIS WARRANT

Warrant No. W-1	Number of Warrant Shares: Up to 960,677
Date of Issuance: December 20, 2019

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Common Stock Purchase Warrant

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Edible Arrangements, LLC or its permitted assigns (collectively, the “Registered Holder”) is entitled, upon the terms subject to the limitations on exercise and the conditions hereinafter set forth, to purchase from Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), at the place where the Warrant Office designated pursuant to Section 2.1 is located, at a purchase price per share of $8.76 (as adjusted pursuant to the terms of this Warrant, the “Exercise Price”), up to 960,677 shares (as adjusted pursuant to the terms of this Warrant, the “Warrant Shares”) of duly authorized, validly issued, fully paid and nonassessable shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), and is entitled also to exercise the other appurtenant rights, powers and privileges hereinafter set forth. The number of shares of the Common Stock purchasable hereunder and the Exercise Price are subject to adjustment in accordance with Article III hereof. This Warrant shall expire at 5:00 p.m., New York time, on the sixth month after the final and conclusive determination of EA Revenue (as defined in Section 4.1(b)) for the fifth Contract Year and the Cumulative EA Revenue in accordance with Section 4.2 hereof (the “Expiration Date”). Receipt of this Warrant by the Registered Holder shall constitute acceptance of and agreement to the terms and conditions set forth herein.

This Warrant is issued in connection with that certain Exclusive Supplier Operating Agreement, dated as of December 20, 2019 (the “Agreement”), by and between the Company and the Registered Holder, and that certain Strategic Alliance Agreement, dated as of December 20, 2019 (the “SAA”), by and among the Company, Farids & Co. LLC and the Registered Holder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement or the SAA, as applicable.

ARTICLE I

Exercise of Warrant

1.1

Method of Exercise. The Vested Warrant Shares (as defined in Section 4.1(a)) pursuant to this Warrant may be exercised by the Registered Holder as a whole or in part at any time and from time to time subsequent to the date hereof and until the Expiration Date at which time this Warrant shall expire and be of no further force or effect. To exercise this Warrant, the Registered Holder shall deliver to the Company, at the Warrant Office designated in Section 2.1(a), a written notice in the form of the Purchase Form attached as Exhibit A hereto, stating therein the election of the Registered Holder to exercise this Warrant in the manner provided in the Purchase Form, along with payment in full of the Exercise Price (in the manner described below) for all Vested Warrant Shares purchased hereunder. This Warrant shall be deemed to be exercised on the date of receipt by the Company of the Purchase Form, accompanied by payment for the Vested Warrant Shares to be purchased and surrender of this Warrant, as aforesaid, and such date is referred to herein as the “Exercise Date.” Upon such exercise, the Company shall promptly (and in any event within three Business Days (as defined in Section 1.1) following the Exercise Date) issue and deliver to the Registered Holder a certificate or statement evidencing ownership in book-entry form for the full number of the Vested Warrant Shares purchasable by the Registered Holder hereunder, against the receipt by the Company of the total Exercise Price payable hereunder for all such Vested Warrant Shares, (a) in cash or by certified or cashier’s check or (b) pursuant to the net exercise provisions of Section 1.2. The person or entity in whose name the certificate(s) or book-entry statements for Common Stock is to be issued shall be deemed to have become a holder of record of such Common Stock on the Exercise Date. If the Company fails to deliver such certificate or statement during the time period specified above, then the Registered Holder will have the right to rescind such exercise; provided, that nothing herein shall limit the Registered Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance or injunctive relief with respect to the Company’s failure to deliver such certificate or statement in accordance with the terms of this Warrant. “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

1.2

Net Exercise. In lieu of exercising the Vested Warrant Shares by delivering payment of the Exercise Price to the Company in cash, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), the Registered Holder of this Warrant may elect to receive a number of shares of Common Stock equal to the value of this Warrant (or of any portion of this Warrant being canceled) by surrender of this Warrant at the Warrant Office together with a properly completed and executed Purchase Form, in which event the Company shall issue the Registered Holder a number of shares of Common Stock computed as follows:

X	=	Y (A – B)
A

Where:

X	=	the number of shares of Common Stock to be issued to the Registered Holder.
Y	=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).
A	=

the Current Market Price of one share of Common Stock (at the date of such calculation). “Current Market Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (as defined below), the volume-weighted average price of the Common Stock for such date (or the nearest preceding date)  on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Registered Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company, in each case, rounded to the nearest cent. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing). “Trading Day” means a day on which the principal Trading Market is open for trading.

B	=	Exercise Price (as adjusted to the date of such calculation).

1.3

Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Current Market Price of one share of Common Stock at the date of exercise.

1.4	Termination. Notwithstanding any other provision of this Warrant, the right to exercise this Warrant shall terminate upon the Expiration Date.

1.5

Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Registered Holder and upon surrender of this Warrant, at the time of delivery of the certificate or statement evidencing ownership in book-entry form for the Vested Warrant Shares purchased by the Registered Holder hereunder, deliver to the Registered Holder a new Warrant evidencing the rights of the Registered Holder to purchase the unpurchased Warrant Shares pursuant to this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

1.6

Registered Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and the Registered Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Purchase Form, the Registered Holder (together with the Registered Holder’s Affiliates (as defined in Section 2.3), and any other Persons (as defined in Section 2.3) acting as a group together with the Registered Holder or any of the Registered Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Registered Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised and/or unvested portion of this Warrant beneficially owned by the Registered Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Registered Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1.6 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of a Purchase Form shall be deemed to be the Registered Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1.6, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Registered Holder, the Company shall within one Business Day confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the fully diluted number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

ARTICLE II

Warrant Office; Transfer

2.1	Warrant Office. The Company shall maintain an office for certain purposes specified herein (the “Warrant Office”), which office shall initially be the Company’s principal office, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States of which written notice has previously been given to the Registered Holder. The Company shall maintain, at the Warrant Office, a register for the Warrant in which the Company shall record the name and address of the Registered Holder, as well as the name and address of each permitted assignee of the rights of the Registered Holder.

2.2

Ownership of Warrant. The Company may deem and treat the Registered Holder as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

2.3

Transfer of Warrants. The Company agrees to maintain at the Warrant Office books for the registration and transfer of this Warrant. This Warrant may be transferred by the Registered Holder (including, for the avoidance of doubt, any subsequent transferee) in whole or in part only in compliance with applicable law and only to his, her or its Permitted Transferees. The Company, from time to time, shall register the transfer in whole or in part of this Warrant in such books upon surrender of this Warrant at the Warrant Office, properly endorsed, together with a written assignment of this Warrant, substantially in the form of the Assignment attached as Exhibit B hereto. Upon any such transfer, a new Warrant shall be issued to the transferee, and the Company shall cancel the surrendered Warrant. The Registered Holder shall pay all taxes and all other expenses and charges payable in connection with the transfer of Warrants pursuant to this Section 2.3. For purposes of this Warrant, “Permitted Transferees” shall mean (a) in the case of an individual, the individual’s spouse, child, estate, personal representative, heir or successor, a trust for the benefit of any of the foregoing persons, or a partnership or limited liability company the partners or members of which consist solely of any of the foregoing persons and (b) in the case of any Registered Holder that is not a natural person (other than a trust as described in clause (a) of this sentence, for whom transfers may be made to the persons described in such clause (a)), to a person or entity that is an Affiliate, direct partner, member or stockholder of such Registered Holder or a permitted successor or assignee of the Agreement. “Affiliate” shall mean any an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (each, a “Person”) that, directly or indirectly through one or more intermediaries, “controls” or is “controlled” by or is under “common control” with a Person (as such terms are used in and construed under Rule 405 under the Securities Act).

2.4

No Rights as Shareholder Until Exercise. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Registered Holder of this Warrant, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to the Registered Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

2.5

Expenses of Delivery of Warrants. Except as provided in Section 2.3, the Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of Warrants and related Warrant Shares hereunder.

2.6

Compliance with Securities Laws. The Registered Holder (and its transferees and assigns), by acceptance of this Warrant, covenants and agrees that such Registered Holder is acquiring the Warrants evidenced hereby, and, upon exercise hereof, the Warrant Shares, for its own account as an investment and not with a view to distribution thereof in violation of applicable law. Neither this Warrant nor the Warrant Shares issuable hereunder have been registered under the Securities Act or any state securities laws and no transfer of this Warrant or any Warrant Shares shall be permitted unless the Company has received notice of such transfer in the form of the assignment attached hereto as Exhibit B, accompanied, if requested by the Company, by an opinion of counsel reasonably satisfactory to the Company that an exemption from registration of such Warrant or Warrant Shares under the Securities Act is available for such transfer, except that no such opinion shall be required after a registration for resale of the Warrant Shares has become effective. Upon any exercise of the Warrants prior to effective registration for resale or except as in accordance with Rule 144 under the Securities Act, certificates representing the Warrant Shares shall bear a restrictive legend substantially identical to that set forth as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively, the “Acts”). Neither the shares nor any interest therein may be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement with respect to the shares under all of the applicable Acts, or an opinion of counsel reasonably satisfactory to the Company to the effect that such registrations are not required.”

The legend set forth in this Section 2.6 shall be removed and the Company shall issue one or more certificates without such legend or any other legend to the holder of the Warrant Shares upon which it is stamped or issue to such holder by electronic delivery, if (i) such Warrant Shares are registered for resale under the Securities Act, (ii) such Warrant Shares are sold or transferred pursuant to Rule 144, or (iii) such Warrant Shares are eligible for resale under the Securities Act without regard to current public information, manner of sale or volume limitations. Any fees (with respect to the Company’s transfer agent, Company counsel or otherwise) associated with the removal of such legend shall be borne by the Company.

Any purported transfer of the Warrant or Warrant Shares not in compliance with the provisions of this section shall be null and void. Stop transfer instructions have been. or will be. imposed with respect to the Warrant Shares so as to restrict resale or other transfer thereof, subject to this Section 2.6.

ARTICLE III
Anti-Dilution Provisions

3.1	Adjustment of Exercise Price and Number of Warrant Shares. The number of shares of Common Stock for which this Warrant is exercisable and/or the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

a)

Subdivision or Combination of Common Stock. If at any time on or after the date of this Warrant the Company shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares, or (ii) shall pay a dividend with respect to its outstanding shares of Common Stock in shares of Common Stock or any other equity or equity-equivalent securities, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares receivable shall be proportionately increased so that the Registered Holder after such date shall be entitled to receive, upon payment of the same aggregate Exercise Price as would have been payable before such date, the aggregate number of shares of Common Stock that, if this Warrant had been exercised immediately prior to such date, the Registered Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend or subdivision; and, conversely, if at any time on or after the date of this Warrant the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares receivable upon exercise of the Warrant shall be proportionately decreased so that the Registered Holder after such date shall be entitled to receive, upon payment of the same aggregate Exercise Price as would have been payable before such date, the aggregate number of shares of Common Stock that, if this Warrant had been exercised immediately prior to such date, the Registered Holder would have owned upon such exercise and been entitled to receive by virtue of such combination. Any adjustment under this subsection (a) shall become effective when the applicable dividend, subdivision or combination becomes effective.

b)

Reclassification, Reorganization, Consolidation or Merger. In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than as a result of a subdivision or combination pursuant to Section 3.1(a)), or in case of any reorganization, consolidation or merger of the Company with or into another entity, the Company, or such successor entity, as the case may be, shall execute a new Warrant, providing that the holder of this Warrant shall have the right to exercise such new Warrant and procure upon such exercise in lieu of each Warrant Share theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, reorganization, consolidation or merger by a holder of one share of Common Stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this subsection shall similarly apply to successive reclassifications, changes, reorganizations, consolidations and mergers.

c)

Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

d)

Rounding of Calculations; Minimum Adjustment. All calculations under this Section 3.1(a) and under Section 3.1(b) shall be made to the nearest cent. Any provision of this Section 3.1 to the contrary notwithstanding, no adjustment in the Exercise Price shall be made if the amount of such adjustment would be less than one percent, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one percent or more.

e)

Other Distributions; Certain Repurchases of Common Stock. In case the Company or any Affiliate thereof shall (i) make a distribution to holders of its Common Stock of securities, evidence of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends (as defined below) and dividends of shares of Common Stock on its Common Stock referred to in Section 3(a)(ii) or (ii) effects a purchase of shares of Common Stock pursuant to a tender or exchange offer or other offer available to substantially all holders of Common Stock, then the Company and the Registered Holder shall in good faith negotiate an equitable adjustment in Exercise Price in effect immediately prior thereto and an equitable adjustment in the number of Warrant Shares. “Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock out of surplus or net profits legally available therefor to extent that the aggregate per share dividends paid on the outstanding Common Stock in any quarter do not exceed $0.25 per share, as adjusted for any stock split, stock dividend, reverse stock splits reclassification or similar transaction.

3.2

Statement Regarding Adjustments. Whenever the Exercise Price shall be adjusted as provided in Section 3.1, and upon each change in the number of shares of the Common Stock issuable upon exercise of this Warrant, the Company shall forthwith file, at the office of any transfer agent for this Warrant and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Exercise Price and new number of shares issuable that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be given to the Registered Holder. Each such statement shall be signed by the Company’s chief financial or accounting officer.

3.3

Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of the Warrant Shares or any certificate or other document evidencing such Warrant Shares upon exercise of this Warrant. The Company shall, upon request, reimburse the Registered Holder for any such documented taxes assessed against the Registered Holder.

3.4

Reservations of Shares. The Company shall reserve at all times so long as this Warrant remains outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of this Warrant, sufficient shares of Common Stock to provide for the exercise hereof. The Company shall cause to be executed and issued the necessary certificate or statement evidencing ownership in book-entry form for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Registered Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

3.5

Valid Issuance. All shares of Common Stock which may be issued upon exercise of this Warrant will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof attributable to any act or omission by the Company, and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Exercise Price to be less than the par value, if any, of the Common Stock).

ARTICLE IV

Vesting

4.1	Vesting. The number of shares of Common Stock purchasable upon the exercise of this Warrant shall be subject to vesting in accordance with the following provisions:

[**]

	a)	EA Revenue. For purposes of this Warrant, “EA Revenue” shall mean, with respect to the applicable Contract Year, [**].

b)

Adjustments. The number of Warrant Shares subject to vesting set forth in Section 4.1(a) above shall be adjusted to the extent and in the same manner as the aggregate number of shares of Common Stock is adjusted under the provisions of Section 3 hereof.

c)

Operating Covenants. The Company hereby covenants that, from the date hereof until the earlier to occur of termination or expiration of the Agreement; (i) the Company shall, within sixty (60) days following the end of each of its fiscal quarters, provide the Registered Holder with a report of EA Revenue for such fiscal quarter (for the avoidance of doubt, such quarterly reports shall not require the same level of detail as the EA Revenue Statement (as defined in Section 4.2).); and (ii) neither the Company nor any of its Affiliates will take or fail to take any action that is intended to reduce the EA Revenue during any Contract Year or shift the EA Revenue from one Contract Year to another Contract Year.

4.2

Determination of Vesting. On or before sixty (60) days following the applicable Contract Year, the Company shall deliver to the Registered Holder a statement setting forth in reasonable detail the Company’s calculation, made in good faith, of the amount of EA Revenue for such Contract Year and the number of corresponding Vested Warrant Shares in accordance with Section 4.1 (the “EA Revenue Statement”). The EA Revenue Statement shall include a breakdown of the source of EA Revenue among: (a) the Registered Holder; (b) Affiliates of the Registered Holder; (c) each franchisee of the Registered Holder and its Affiliates; and (d) the Website. The EA Revenue Statement for the fifth Contract Year shall also include the EA Revenue for the Cumulative vesting period and the number of corresponding Vested Warrant Shares. Following such time, the Company shall provide the Registered Holder and its representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its subsidiaries relating to the preparation of the EA Revenue Statement and shall cause the personnel of the Company and its subsidiaries to reasonably cooperate with the Registered Holder in connection with its review of the EA Revenue Statement. If the Registered Holder in good faith disagrees with the calculation of EA Revenue set forth in the EA Revenue Statement, the Registered Holder may, within 30 days after receipt of the EA Revenue Statement, deliver written notice of its disagreement to the Company, in which event, the Registered Holder and the Company shall negotiate in good faith to resolve any such disagreement. If the Company and the Registered Holder are unable to resolve any such disagreement within thirty (30) days after the Company’s receipt of notice of the Registered Holder’s objection, the Registered Holder and the Company shall submit the dispute to a mutually acceptable firm of independent accountants (the “Neutral Accountant”). If the Company and the Registered Holder are unable to mutually agree on the Neutral Accountant, an accounting firm will be selected by lot from a list of four nationally recognized firms (excluding Plante & Moran PLLC and Smith & Howard). The Company and the Registered Holder shall use reasonable efforts to cause the Neutral Accountant to resolve all disagreements over the EA Revenue as soon as practicable, but in any event within thirty (30) days after submission of the disputes to the Neutral Accountant. The Company and the Registered Holder shall instruct the Neutral Accountant to resolve all disagreements over an item used in computing the EA Revenue at an amount determined by the Registered Holder or at an amount determined by the Company or at any amount between such amounts. The resolution of such disagreements and the determination of the EA Revenue and the number of corresponding Vested Warrant Shares by the Neutral Accountant shall be final and binding on the Company and the Registered Holder. The Company shall pay one half and the Registered Holder shall pay one half of the fees and expenses of the Neutral Accountant.

4.3

Expired Warrant Shares. To the extent any Warrant Shares subject to this Warrant do not vest in accordance with the terms of Section 4.1(a) and (b) above, such Warrant Shares shall be deemed “Expired Warrant Shares” and shall automatically expire, be canceled and shall not be exercisable under any circumstances.

4.4	Change in Control. In each case, with respect to unvested Warrant Shares that are not Expired Warrant Shares:

a)

in the event of the consummation of a Change in Control of any kind described in the definition thereof before the final and conclusive determination of the EA Revenue for the fifth Contract Year and the acquiror terminates the Agreement in accordance with the terms thereof in connection with such Change in Control, all Warrant Shares that are not already Vested Warrant Shares and are not Expired Warrant Shares, shall vest immediately prior to consummation of such Change in Control as first Contract Year Change in Control Vested Warrant Shares, second Contract Year Change in Control Vested Warrant Shares, third Contract Year Change in Control Vested Warrant Shares, fourth Contract Year Change in Control Vested Warrant Shares, fifth Contract Year Change in Control Vested Warrant Shares or cumulative vesting period Change in Control Vested Warrant Shares, as applicable, and be deemed Vested Warrant Shares upon such Change in Control; provided, however, that under no circumstances shall the Change in Control Vested Warrant Shares issued pursuant to this Section 4.4(a) be equal to or greater than 720,507; provided, further, that under no circumstances shall the Change in Control Vested Warrant Shares issued pursuant to this Section 4.4(a) cause the total number of Vested Warrant Shares to be equal to or greater than 960,677; or

b)

in the event of the consummation of a Change in Control of any kind described in the definition thereof before the final and conclusive determination of the EA Revenue for the fifth Contract Year and the acquiror does not terminate the Agreement in accordance with the terms thereof in connection with such Change in Control, all Warrant Shares that are not already Vested Warrant Shares and are not Expired Warrant Shares, shall vest immediately prior to consummation of such Change in Control, in each case, as 50% of the amount of first Contract Year Change in Control Vested Warrant Shares, second Contract Year Change in Control Vested Warrant Shares, third Contract Year Change in Control Vested Warrant Shares, fourth Contract Year Change in Control Vested Warrant Shares, fifth Contract Year Change in Control Vested Warrant Shares or cumulative vesting period Change in Control Vested Warrant Shares, as applicable, and be deemed Vested Warrant Shares upon such Change in Control; provided, however, that under no circumstances shall the Change in Control Vested Warrant Shares issued pursuant to this Section 4.4(b) be equal to or greater than 360,254; provided, further, that under no circumstances shall the Change in Control Vested Warrant Shares issued pursuant to this Section 4.4(b) cause the total number of Vested Warrant Shares to be equal to or greater than 960,677; provided, further, that notwithstanding anything in this Warrant to the contrary, any Warrant Shares that are not already Expired Warrant Shares that do not vest in accordance with the terms hereof in connection with such Change in Control shall not become Expired Warrant Shares but shall continue to be eligible for vesting in accordance with the terms of Section 4.1(a) and (b) above as if no Change in Control Vested Warrant Shares were vested (provided that any Vested Warrant Shares in a Contract Year determined in accordance with the terms of Section 4.1(a) and (b) above shall be reduced by the number Change in Control Vested Warrant Shares that became vested in accordance with this Section 4.4(b) for such Contract Year).

c)	A “Change in Control” shall have the meaning set forth in the SAA.

d)

The Company agrees that it will not consummate or permit to occur a Change in Control unless it has provided the Registered Holder with the Change in Control Notice. All Vested Warrant Shares, including those that become vested in accordance with Section 4.4(a) immediately prior to such Change in Control, shall be deemed to be exercised immediately prior to the closing of the Change in Control on a net exercise basis pursuant to Section 1.2 so that the Registered Holder receives in connection with such Change in Control the same securities, cash and property as would be payable for each share of Common Stock that would be issuable to the Registered Holder upon such net exercise immediately prior to the Change of Control; provided further, if the Change in Control Notice specifies that acquiror has elected to not terminate the Agreement, then notwithstanding anything in this Warrant to the contrary, all Warrant Shares that vest in accordance with the terms of Section 4.1(a) and (b) above after consummation of the Change in Control as set forth in the final proviso of Section 4.4(b) shall be deemed to be exercised immediately upon vesting for a cash amount per Vested Share immediately payable by the Company to the Registered Holder equal to the difference between (a) the Change in Control Market Value and (B) the Exercise Price. The “Change in Control Market Value” shall be equal to the cash paid or payable, market value of marketable equity securities or interests and fair value of unmarketable equity securities or other property (including in each case any amounts into escrow) per share of Common Stock in connection with such Change in Control. If the market value of such marketable equity securities or interests is specified in the definitive Change in Control agreement (or binding agreement for related transactions occurring prior to the Change in Control Closing Date) (“Specified Market Value”), then the market value will be the Specified Market Value. If there is no such Specified Market Value, then the market value of such marketable equity securities or interests shall be the Current Market Price. The fair value of unmarketable equity securities and interests shall be the fair market value thereof as of the date the definitive Change in Control agreement (or binding agreement for related transactions occurring prior to the Change in Control Closing Date) is entered into by the Company as determined in good faith by the board of directors of the Company.

4.5

Notice of Vesting. Within five Business Days after the final determination of EA Revenue and the number of corresponding Vested Warrant Shares pursuant to Section 4.2 for each Contract Year, or the immediate vesting of Warrant Shares pursuant to Section 4.4, the Company will prepare and make available at the Warrant Office for the Registered Holder a computation of the number of Vested Warrant Shares; provided, however, that the number of Vested Warrant Shares set forth on each EA Revenue Statement shall constitute Vested Warrant Shares upon delivery of the EA Statement to the Registered Holder (notwithstanding the submission of a notice of disagreement by the Registered Holder as to such number).

ARTICLE V
Miscellaneous

5.1	Entire Agreement. This Warrant contains the entire agreement between the Registered Holder and the Company with respect to the Warrant Shares that it can purchase upon exercise hereof and the related transactions and supersedes all prior arrangements or understanding with respect thereto.

5.2	Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law provisions.

5.3

Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the courts of the State of Delaware, the courts of the United States of America for the District of Delaware (each, a “Delaware Court”) and any appellate courts from any thereof and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding. Each of the parties hereto irrevocably agrees that service of process upon such party by first-class mail to the address of such party pursuant to Section 5.7 shall be deemed, in every respect, effective service of process upon such party. The parties further agree that any suit, action or proceeding instituted by a party to this Warrant against another party to this Warrant shall be initially instituted exclusively in a Delaware Court, and each of the parties hereby voluntarily and irrevocably waives all its rights, whether granted by statutory, constitutional or common law, to seek a trial before a jury with respect to such claim.

5.4

Waiver and Amendment. Any term or provision of this Warrant may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Warrant may be amended or supplemented at any time by the written consent of the parties (it being agreed that an amendment to or waiver under any of the provisions of Article III of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Exercise Price). No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

5.5

Illegality. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

5.6	Copy of Warrant. A copy of this Warrant shall be filed among the records of the Company.

5.7

Notice. Any notice or other document required or permitted to be given or delivered to the Registered Holder shall be delivered at, or sent by certified or registered mail to such Registered Holder at, the last address shown on the books of the Company maintained at the Warrant Office for the registration of this Warrant or at any more recent address of which the Registered Holder shall have notified the Company in writing. Any notice or other document required or permitted to be given or delivered to the Company, other than such notice or documents required to be delivered to the Warrant Office, shall be delivered at, or sent by certified or registered mail to, the principal office of the Company, or any other address within the continental United States of America as shall have been designated in writing by the Company delivered to the Registered Holder.

5.8

Limitation of Liability; Not Stockholders. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or attend meetings of stockholders or any other proceedings of the Company. Until the exercise of this Warrant, no provision hereof, and no mere enumeration herein of the rights or privileges of the Registered Holder, shall give rise to any liability of such Registered Holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

5.9

Exchange, Loss, Destruction, etc. of Warrant. Upon receipt of evidence reasonably satisfactory to the Company (provided, that an affidavit of the Registered Holder shall be deemed reasonably satisfactory evidence) of the loss, theft, mutilation or destruction of this Warrant or any certificate relating to the Warrant Shares, and, in the case of any such loss, theft or destruction, upon delivery of indemnity or security in such form and amount as shall be reasonably satisfactory to the Company, or, in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant; provided, however, that the original Registered Holder of this Warrant shall not be required to provide any bond of indemnity and may in lieu thereof provide their agreement of indemnity. Any Warrant issued under the provisions of this Section 5.9 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Registered Holder of this Warrant shall pay all taxes (including securities transfer taxes) and all other reasonable expenses and charges payable in connection with the preparation, execution and delivery of replacement Warrant(s) pursuant to this Section 5.9.

5.10	Headings. The Article and Section and other headings herein are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

5.11

Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Registered Holder. The provisions of this Warrant are intended to be for the benefit of all Registered Holders from time to time of this Warrant and shall be enforceable by any such Registered Holder.

5.12

Remedies. The parties hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their respective rights under this Warrant. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise. In the event of a dispute between the parties concerning the terms and provisions of this Warrant, subject to Section 4.2, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.13

Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

5.14	Further Assurances. The Company and the Registered Holder will take such actions as may be reasonably required or desirable to carry out the provisions of this Warrant.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first set forth above.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Bryan J. Merryman
Name:	Bryan J. Merryman
Title:	Chief Executive Officer and Chief Financial Officer

[SIGNATURE PAGE TO WARRANT]

Accepted and Agreed,

EDIBLE ARRANGEMENTS, LLC

By:	/s/ Tariq Farid
Name:	Tariq Farid
Title:	Chief Executive Officer

Street Address:

980 Hammond Drive, Suite 1000 Atlanta, GA 30328

[SIGNATURE PAGE TO WARRANT]

EXHIBIT A

PURCHASE FORM

TO: Rocky Mountain Chocolate Factory, Inc. (the “Company”)

1.	The undersigned hereby elects to purchase shares of the Common Stock of the Company pursuant to the terms of the attached Warrant by:

☐	A cash payment or cancellation of indebtedness, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

☐	The net exercise provisions of the attached warrant.

2.	Please issue a certificate(s) or statement evidencing ownership in book-entry form representing said shares of Common Stock in the name of the undersigned.

Signature of Holder

By:
Name:
Title:

A-1

EXHIBIT B

ASSIGNMENT

For value received, ____________, hereby sells, assigns and transfers unto ____________ [all of] [____________ shares of] the within Warrant, together with all right, title and interest therein and does hereby irrevocably constitute and appoint ____________, attorney, to transfer said Warrant on the books of the Company, with full power of substitution.

Dated: , 202

B-1